Exhibit 99.1

[Furnished pursuant to Item 7.01]

American Dental Partners, Inc.

201 Edgewater Drive, Suite 285

Wakefield, MA 01880

Phone: 781/224-0880    Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President, Chief
	Chief Executive Officer	Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS COMMENTS ON LAWSUIT

WAKEFIELD, MASSACHUSETTS – February 6, 2006 – American Dental Partners, Inc. (the “Company”) announced that PDHC, Ltd. (“PDHC”), its Minnesota subsidiary, was served with a complaint from PDG, P.A. (“PDG”), the affiliated dental group practice of Park Dental. The complaint alleges certain breaches of the Service Agreement, violations of the Minnesota Dental Practice Act and other regulations, fraud and breach of fiduciary duties. In the complaint, PDG seeks to have the Service Agreement declared void or voidable, and if that does not occur, to have the Service Agreement reformed by the Court. The Company has reviewed the complaint and believes the allegations are baseless and without merit. The Company further believes that the relationship between PDHC and PDG, including the terms of the Service Agreement, is in compliance with applicable laws.

The Company previously disclosed concerns raised by PDG and has worked diligently to address these concerns. The Company has received repeated assurances by various PDG doctors and members of the PDG management group, that, despite the concerns raised, PDG had no intention of disrupting or severing the contractual relationship between PDG and PDHC. Therefore, the Company is surprised by PDG’s decision to initiate this action.

The current directors of PDG are, with one exception, former owners of PDHC. Given that the affiliation between PDHC and PDG was the Company’s first affiliation, PDG and its legal counsel were actively involved in the construct and content of the Service Agreement. Management believes that the PDG directors, particularly PDG Chairman, Dr. Gregory T. Swenson, have benefited financially from the affiliation with the Company, realizing millions of dollars from their ownership and subsequent sale of the Company’s common stock that was received as part of the affiliation between PDHC and PDG in November 1996. The Company is disappointed that these same directors now find objectionable the very relationship that they helped create and from which they have so handsomely gained during the past nine years. The Company believes that the directors of PDG wish to undo a transaction that was fairly negotiated and structured between the two parties through a complaint that contains claims that are without merit.

The Company conducts its business at Park Dental today as it has since entering into the affiliation with PDG nine years ago and intends to continue to do so. The complaint filed by PDG will be appropriately responded to by the Company.

For further discussion of these events, the Company will host a conference call on Thursday, February 9, 2006 at 11:00 a.m. EST, which will be broadcast live over the Internet at www.amdpi.com. The call will be hosted by Gregory A. Serrao, Chairman, President and Chief Executive Officer. To access the webcast, participants should visit the Investor Relations section of the website at least fifteen minutes prior to the start of the conference call to download and install any necessary audio software. A replay of the webcast will be available at www.amdpi.com and www.streetevents.com approximately two hours after the call through 12:00 p.m. EDT Monday, February 13, 2006.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 19 dental groups which have 185 dental facilities with approximately 1,730 operatories located in 18 states. Investor information is available on the Company’s website at www.amdpi.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our acquisition and affiliation strategy, economic, regulatory and/or other factors outside the control of the Company, which are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2004.